                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               FORM 8-K/A

                             CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JANUARY 16, 1998


                                 AVANT! CORPORATION
               (Exact name of registrant as specified in its charter)
                                      0-25864
                              (Commission File Number)

             DELAWARE                               94-3133226
     (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)             Identification No.)

                               46871 BAYSIDE PARKWAY
                             FREMONT, CALIFORNIA  94538
            (Address of principal executive offices, including Zip Code)

                                   (510) 413-8000
                (Registrant's telephone number, including area code)

Item 5.  Other Events.

     On January 16, 1998, the Company consummated its business combination with Technology Modeling Associates, Inc. ("TMA") in a transaction accounted for as a pooling of interests. In connection with the TMA acquisition, the Company filed a Registration Statement on Form S-4 (No.333-42923) on December 22, 1997. The accompanying selected financial data, quarterly financial information, management's discussion and analysis of financial condition and results of operations, and consolidated financial statements have been restated on a combined basis to reflect the effects of the TMA acquisition.

     The financial information referenced above is set forth as summarized in the following index:


Exhibit                            Description
-------                            -----------
 99.1                      Financial Data
 99.1                      Selected Financial Data
 99.1                      Selected Quarterly Consolidated Financial Data
 99.1                      Management's Discussion and Analysis of Financial
                           Condition and Results of Operations
 99.1                      Consolidated Financial Statements



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Avant! Corporation
                                       ----------------------------------
                                                 (Registrant)


June 10, 1998                          /s/  GERALD C. HSU
-------------                          ----------------------------------
                                        Gerald C. Hsu
                                        President, Chief Executive Officer,
                                        and Chairman of the Board of
                                        Directors

Exhibit 99.1

SELECTED FINANCIAL DATA
-----------------------

(In thousands, except earnings per share data)

                                                               Year ended December 31,
                                             --------------------------------------------------------
                                               1997        1996        1995        1994        1993
                                             --------    --------    --------    --------    --------
Consolidated Statement of Income Data:
Total revenue                                $164,384    $124,046    $ 81,461    $ 51,422    $ 30,648
Income from operations                          2,280      20,964      13,888       7,646       2,430
Net income (1)                                  5,398      13,708       9,632       5,463       3,157
Earnings per share - Basic:
  Earnings per share                         $   0.17    $   0.49    $   0.42    $   0.34    $   0.27
  Total weighted average number of
  common shares outstanding                    31,073      27,954      23,128      15,874      11,804

Earnings per share - Diluted:
  Earnings per share                         $   0.16    $   0.45    $   0.36    $   0.23    $   0.17
  Total weighted average number of
  common and common equivalent
  shares outstanding                           33,001      30,401      26,651     24,052       18,291

                                                                   December 31,
                                             --------------------------------------------------------
                                                1997       1996        1995        1994        1993
                                             --------    --------    --------   ---------    --------
Consolidated Balance Sheet Data:
Cash and cash equivalents                    $ 77,523    $ 54,141    $ 53,294   $  13,936    $ 11,279
 Working capital                              130,301     151,175      95,747      38,373      13,593
 Total assets                                 254,336     198,068     131,241      59,121      28,392
 Long-term obligations                          1,294       1,875       2,458       2,052         523
Manditorily redeemable convertible
  preferred stock                                --          --          --         8,312       8,312
Shareholders' equity                          198,176     161,924     102,866      33,558       8,703

(1) Pro forma in 1995, 1994 and 1993.

SELECTED QUARTERLY FINANCIAL DATA
---------------------------------

                                          Q1/97    Q2/97    Q3/97     Q4/97    Q1/96    Q2/96    Q3/96    Q4/96
                                         -------  -------  -------   -------  -------  -------  -------  -------
(In thousands, except earnings per share data and price and percentages)
REVENUE:
 Software                                $27,320  $28,712  $ 30,167   $30,749  $21,372  $22,760  $24,956  $25,464
 Services                                  8,927   11,055    11,928    15,526    5,939    7,302    7,789    8,464
                                         -------  -------  --------   -------  -------  -------  -------  -------
Total revenue                             36,247   39,767    42,095    46,275   27,311   30,062   32,745   33,928
                                         -------  -------  --------   -------  -------  -------  -------  -------
COSTS AND EXPENSES:
  Costs of software                          732      847     1,008     1,504      870      763    1,021      967
  Costs of services                        3,519    3,239     3,390     2,414    2,220    2,161    2,331    2,572
  Selling and marketing                    9,951   12,581    12,423    12,584    8,130    9,097    9,502    9,509
  Research and development                 7,598    8,172     9,219    11,691    5,928    6,145    6,845    6,815
  General and administrative               4,297    3,936     5,273     6,540    3,160    4,282    4,385    5,379
  In-process research and development          -        -    41,186         -        -        -      300    1,400
  Merger expenses                              -        -         -         -        -        -      920    8,380
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Total operating expenses              26,097   28,775    72,499    34,733   20,308   22,448   25,304   35,022
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Income (loss) from operations         10,150   10,992   (30,404)   11,542    7,003    7,614    7,441   (1,094)
Interest income and other, net             1,375    1,794     1,691     2,126      917    1,127    1,082    1,517
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Income (loss) before
     income taxes                         11,525   12,786   (28,713)   13,668    7,920    8,741    8,523      423
Provision (benefit) for income
   taxes                                   4,193    4,637   (10,394)    5,432    2,887    3,200    3,242    2,570
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Net income (loss)                    $ 7,332  $ 8,149  $(18,319)  $ 8,236  $ 5,033  $ 5,541  $ 5,281  $(2,147)
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------
Earnings per share - Basic:
    Earnings (loss) per share            $  0.24  $  0.27  $  (0.59)  $  0.26  $  0.19  $  0.20  $  0.19  $ (0.07)
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Total weighted average
     number of common shares
     outstanding                          30,032   30,622    31,231    32,132   26,548   27,111   27,777   29,846
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------
Earnings per share - Diluted:
    Earnings (loss) per share            $  0.22  $  0.25  $  (0.59)  $  0.24  $  0.17  $  0.19  $  0.18  $ (0.07)
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Total weighted average number
     of common and common
     equivalent shares outstanding        32,912   32,274    31,231    33,625   29,133   29,575   30,145   29,846
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------
Common stock price:
  High                                   $ 40.50  $ 32.75  $  36.00   $ 31.88  $ 26.25  $ 27.75  $ 34.25   $37.00
  Low                                    $ 23.75  $  9.75  $ 27.63    $ 14.75  $ 14.00  $ 16.25  $ 20.50   $25.50

Percentage of total revenue

REVENUE:
  Software                                    75%      72%       72%       66%      78%      76%      76%      75%
  Services                                    25%      28%       28%       34%      22%      24%      24%      25%
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Total revenue                            100%     100%      100%      100%     100%     100%     100%     100%
                                         -------  -------  --------   -------  -------  -------  -------  -------
COSTS AND EXPENSES:
  Costs of software                            2%       2%        2%        3%       3%       3%       3%       3%
  Costs of services                           10%       8%        8%        5%       8%       8%       7%       7%
  Selling and marketing                       27%      32%       30%       27%      30%      30%      29%      28%
  Research and development                    21%      21%       22%       26%      22%      20%      21%      20%
  General and administrative                  12%      10%       12%       14%      11%      14%      13%      16%
  In-process research and development          -        -        98%        -        -        -        1%       4%
  Merger expenses                              -        -         -         -        -        -        3%      25%
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Total operating expenses                  72%      73%      172%       75%      74%      75%      77%     103%
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Income (loss) from operations             28%      27%      (72)%      25%      26%      25%      23%      (3)%
Interest income and other, net                 4%       5%        4%        5%       3%       4%       3%       4%
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Income (loss) before
    income taxes                              32%      32%      (68)%      30%      29%      29%      26%       1%
Provision (benefit) for income taxes          12%      12%      (25)%      12%      11%      11%      10%       7%
                                         -------  -------  --------   -------  -------  -------  -------  -------
    Net income (loss)                         20%      20%      (43)%      18%      18%      18%      16%      (6)%
                                         -------  -------  --------   -------  -------  -------  -------  -------
                                         -------  -------  --------   -------  -------  -------  -------  -------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Factors That May Affect Future Results" as well as those discussed in this section and elsewhere in this report, and the risks discussed in the "Risk Factors" section on Form S-3 as declared effective by the Securities and Exchange Commission on January 13, 1998, and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including the report on Form 10-K for the year ended December 31, 1997.

OVERVIEW

Avant! Corporation (the "Company") develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced integrated circuits ("IC"s). The Company's strategy is to focus on productivity enhancing software for the integrated circuit design automation ("ICDA") segment of the electronic design automation (EDA) market.

The Company resulted from the merger of ArcSys, Inc. ("ArcSys") and Integrated Silicon Systems, Inc. ("ISS") on November 27, 1995. Effective September 27, 1996, October 29, 1996, November 27, 1996, August 29, 1997 and January 16, 1998 the Company merged with Anagram, Inc. ("Anagram"), Meta-Software, Inc. ("Meta"), FrontLine Design Automation, Inc. ("FrontLine") and Technology Modeling Associates, Inc. ("TMA"), respectively. These mergers have all been accounted for by the pooling-of-interests method, and accordingly, the Company's consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position and cash flows of ISS, Anagram, Meta, FrontLine and TMA. On September 12, 1997, and September 30, 1997, the Company acquired Compass Design Automation, Inc. ("Compass") and Datalink Far East, Ltd. ("Datalink"), respectively. These acquisitions have been accounted for by the purchase method and, accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows of Compass or Datalink prior to the dates of acquisition.

The Company began shipping Hercules (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992, Aquarius (formerly ArcCell), its cell-based place and route software product, in 1993 and Apollo (replaced Aquarius) in 1998. ISS began shipping its initial physical layout software products in 1988 and introduced its signal integrity analysis software in 1994. Anagram was founded in March 1993, and began shipping Star-Sim, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Meta was founded in 1980, when it introduced its simulation and library software products including Star-Hspice. FrontLine was founded in 1993. TMA was founded in 1979 and began shipping its device and process simulation products, Medici and TSUPREM-4 in 1985 and 1988, respectively. In 1997, Avant! formed a new subsidiary, Galax!. The acquisition of Compass was the foundation for Galax! and its mission to enable system-on-chip designers to create silicon intellectual property by providing methodologies, services, and design libraries. Substantially all of the Company's license revenue for 1995, 1996, and 1997 was derived from the licensing and support of Aquarius, Hercules, Star-Sim and Star-Hspice.

RESULTS OF OPERATIONS

The following table sets forth the percentage of total revenue and the percentage change for certain items in the Company's consolidated financial statements (after giving effect to rounding) for the periods indicated:

                                              Year ended December 31,     Percentage change
                                             ------------------------   --------------------
                                             1997      1996      1995   1996-1997  1995-1996
                                             ----      ----      ----   ---------  ---------
REVENUE:
  Software.................................   71%       76%       79%       24%       48%
  Services.................................   29        24        21        63        70
                                             ---       ---       ---      ----       ---
  Total revenue............................  100       100       100        33        52
                                             ---       ---       ---      ----       ---
COSTS AND EXPENSES:
  Costs of software........................    3         3         3        13        80
  Costs of services........................    8         7         7        42        61
  Selling and marketing....................   29        29        32        31        38
  Research and development.................   22        21        24        43        32
  General and administrative...............   12        14        10        17       121
  In-process research and development......   25         1         3      2323       (37)
  Merger expenses..........................    -         8         4      (100)      159
                                             ---       ---       ---      ----       ---
   Total operating expenses................   99        83        83        57        53
                                             ---       ---       ---      ----       ---
   Income from operations..................    1        17        17       (89)       51
Interest income and other, net.............    4         4         4        51        64
                                             ---       ---       ---      ----       ---
   Income before income taxes..............    5        21        21       (64)       53
Provision for income taxes
   (Pro forma in 1995).....................    2        10         9       (67)       68
                                             ---       ---       ---      ----       ---
   Net income (pro forma in 1995)..........    3%       11%       12%      (60)%      42%
                                             ---       ---       ---      ----       ---
                                             ---       ---       ---      ----       ---

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Revenue. Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support. Prior to October 1, 1997, the Company complied with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 91-1, SOFTWARE REVENUE RECOGNITION. Revenue from the sale of software licenses was recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable was probable. Any remaining insignificant vendor or post-contract support obligations were accrued at the time the revenue was recognized. In instances where there was a contingency regarding the sale, revenue recognition was delayed until the contingency had been resolved. When the Company received advance payments for software products, such payments were reported as deferred revenue until all conditions for revenue recognition were met. The Company entered into certain license agreements under which software, support and other services were provided to customers for a bundled price for a specific period of time. Generally, revenue under such agreements was recognized ratably over the contract period. Revenue from consulting services was recognized as the service was performed. Maintenance revenue was deferred and recognized ratably over the term of the maintenance agreement, which was typically 12 months. Revenue from customer training, support and other services was recognized as the service was performed.

In the fourth quarter of 1997, the Company adopted the provisions of AICPA SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products, including time-based software licenses, generally is recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms. The revenue allocated to postcontract customer support ("PCS") is recognized ratably over the term of the support and revenue allocated to service elements is recognized as the services are performed. In connection with the adoption of SOP 97-2, revenue for contracts with extended payment terms (generally greater than twelve months) are recognized as payments become due. The effect of adopting SOP 97-2 on October 1, 1997 was not material and is not expected to be material in the future.

The Company's total revenue increased 33% to $164,384,000 in 1997 from $124,046,000 in 1996 and 52% in 1996 from $81,461,000 in 1995. The percentage of the Company's revenue attributable to software licenses decreased to 71% in 1997 from 76% in 1996 and 79% in 1995. The decrease in 1997 was due to the larger user base and was also attributable to Compass' service and maintenance revenue. The decrease in 1996 was due to the larger user base and resulting increase in maintenance revenue.

Software revenue increased 24% to $116,948,000 in 1997 from $94,552,000 in 1996 and 48% in 1996 from $63,937,000 in 1995. Increases in software revenue were due primarily to increased license revenue from the Company's place and route, physical verification, simulation and timing software. Services revenue increased 63% to $47,436,000 in 1997 from $29,106,000 in 1996 and 70%
in 1996 from $17,171,000 in 1995, reflecting the growing base of installed systems and the addition of Galax! service business, beginning in September 1997. Through December 31, 1997, price increases have not been a material factor in the Company's revenue growth. The Company does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance.

As discussed in the notes to the consolidated financial statements and in the section entitled "Factors That May Affect Future Results", the Company is involved in several litigation matters, including a lawsuit with Cadence Design Systems, Inc. ("Cadence"). As a result of the litigation issues, some customers may cancel or postpone orders of the Company's products. As of December 31, 1997, such cancellations and postponements had not had a material impact on the Company's financial conditions or results of operations. However, cancellations or a significant delay of orders in the future would have a material adverse effect on the Company's business, financial condition and results of operations.

Costs of Software. Costs of software consist primarily of expenses associated with product documentation, production costs and personnel. Costs of software increased to $4,091,000 in 1997 from $3,621,000 in 1996 and $2,015,000 in 1995. In 1997, the increase was attributable to product documentation costs. In 1996, the increase was attributable to a major product launch in 1996. Costs of software, as a percentage of software revenue were 3%, 4% and 3% for 1997, 1996 and 1995, respectively.

Costs of Services. Costs of services consist of costs of maintenance and customer support and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors, make routine changes and provide additional features. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased to $12,562,000 in 1997 from $8,876,000 in 1996 and $5,516,000 in 1995, representing 26%, 30% and 32% of services revenue for 1997, 1996 and 1995, respectively. The increases in costs of services were due primarily to increases in personnel and expenses necessary to support the Company's growing base of installed software. For both 1997 and 1996, the reduction in costs of services as a percentage of service revenue reflects higher revenue growth and improved productivity of the Company's customer support resources in serving its increasing customer base.

Selling and Marketing. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased to $47,539,000 in 1997 from $36,238,000 in 1996 and $26,210,000 in 1995. In 1997, the increase was due to increased advertising and promotional activities, an increase in distributor commissions due to increased revenue, new sales offices and increased headcount in both domestic and European sales operations. In 1996, the increase reflects higher sales commissions associated with increased sales volumes and increases in headcount. Selling and marketing expenses represented 29%, 29% and 32% of total revenue in 1997, 1996 and 1995, respectively. The decrease in selling and marketing expenses as a percentage of total revenue during 1997 and 1996 resulted primarily from revenue growth and improved sales productivity. The Company expects to hire additional sales personnel and to increase promotion and advertising costs throughout 1998.

Research and Development. Research and development expenses include all costs associated with the development of new products and significant enhancement of existing products. Research and development expenses increased to $36,680,000 in 1997 from $25,733,000 in 1996 and $19,496,000 in 1995. In
1997, the increase resulted from higher personnel-related costs due to increased headcount, resulting from the Compass acquisition and from the development of new products and enhancement of existing products, and higher incentive compensation. In 1996, the increase resulted from increased headcount. Research and development expenses represented 22%, 21% and 24% of total revenue in 1997, 1996 and 1995, respectively. The Company anticipates that it will continue to devote substantial resources to product research and development throughout 1998.

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, under which the Company capitalizes software development costs once technological feasibility has been established. The Company amortizes such amounts over three years. The amount of software development costs capitalized for 1995 was $63,000. No software development costs were capitalized for 1997 and 1996, because achievement of technological feasibility in the form of a working model was typically concurrent with general release of the related software product.

General and Administrative. General and administrative expenses increased to $20,046,000 in 1997 from $17,206,000 in 1996 and $7,785,000 in 1995. In 1997 and 1996, the increases resulted primarily from additional legal costs, relating to the Company's various litigation matters, and increased personnel and related costs necessary to support the Company's growth. General and administrative expenses represented 12%, 14% and 10%, of total revenue in 1997, 1996 and 1995, respectively. The Company charged to expenses approximately $8,720,000 and $6,850,000 for the years 1997 and 1996, respectively, related to the various litigation issues. The Company expects to incur significant legal costs in the future as a result of its current litigation issues.

In-Process Research and Development. In September 1997, the Company acquired Compass. In connection with the acquisition, net intangibles of $56,008,000 were acquired, of which $41,186,000 related to acquired in-process research and development. This amount was expensed, as the underlying technology had not reached technological feasibility and, in management's opinion, had no alternative future use. In October 1995 and September and December 1996, the Company acquired rights to certain software technology under development. As the acquired technology had not reached technological feasibility at the date of acquisition and had no alternative future use, it was expensed upon acquisition.

Merger Expenses. In connection with the 1996 mergers with Anagram, Meta and FrontLine, the Company incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance and other related costs of approximately $1,698,000. As of December 31, 1997, there were no remaining accrued liabilities relating to the 1996 mergers.

In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000 and severance and certain other related costs of approximately $499,000. As of December 31, 1997, there were no remaining accrued liabilities relating to the 1995 merger.

Income from Operations. The Company had income from operations of $2,280,000, $20,964,000 and $13,888,000 in 1997, 1996 and 1995, respectively. The decrease in income from operations in 1997 is primarily attributable to the acquired in-process research and development expense incurred in connection with the Compass acquisition. The increase in 1996 is attributable to revenue growth net of increased expenses necessary to support the Company's growth. Operating income represented 1%, 17% and 17% of total revenue in 1997, 1996 and 1995, respectively.

Interest Income and Other, Net. Interest income and other was $6,986,000, $4,643,000 and $2,836,000 in 1997, 1996 and 1995, respectively. The majority of the increase for 1997 was due to an increase in interest earned on investments. In 1996, interest income increased due to larger cash balances resulting primarily from the proceeds of the Company's initial public offering, which was completed in June 1995, and the Meta initial public offering, which was completed in November 1995.

Income Taxes. The Company accounts for income taxes in accordance with SFAS No. 109. Pro forma income taxes have been provided for 1995 as if Meta (an S corporation for income tax reporting purposes) had been a C corporation. The provision for income taxes (pro forma in 1995), as a percentage of pre-tax income was 42%, 46% and 29% for 1997, 1996 and 1995, respectively. The percentage in 1996 and 1995 (pro forma) was higher than the federal statutory income tax rate of approximately 35% due primarily to the effect of certain merger expenses that were not deductible for income tax purposes. As of December 31, 1997, the increase in deferred tax asset relates to future tax benefits attributable to the acquired in-process research and development, resulting from the Compass acquisition.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $16,634,000, $22,320,000 and $20,284,000 in 1997, 1996 and 1995, respectively. The decrease in 1997 was attributable to increases in accounts receivable and due from affiliates, decreases in accounts payable and accrued liabilities (net of liabilities assumed from Compass), offset by an increase in operating income (net of acquired in-process research and development). The increase in 1996 was a result of increased net income, accrued liabilities and deferred revenue. Investing activities used $875,000, $56,767,000 and $28,163,000 of net cash in 1997, 1996 and 1995, respectively. Net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities, which consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash was also used for the purchase of Compass, and purchase of leasehold improvements for the Company's new headquarter facilities, including furniture, computer workstations and file servers, for use by the Company's employees. Net cash provided by financing activities was $7,623,000, $35,294,000 and $47,992,000 in 1997,
1996 and 1995, respectively. Net cash provided by financing activities increased in 1997 from 1996, primarily from issuance of common stock under the Company's employee stock purchase plan and exercise of stock options.
Net increase in cash provided by financing activities in 1996 was due to the proceeds from Avant!, Meta, and TMA's initial public offerings, completed in June 1995, November 1995 and September 1996, respectively. The Company did not issue any significant amounts of common stock in 1997 and 1996 except for stock issued in connection with option exercises, the employee stock purchase plan and the Compass acquisition.

The Company's stated payment terms generally are net 30 days. However, in the Company's experience, payments may not comply with stated terms due to industry practice, slower payment by certain major companies and most foreign customers and general economic conditions. The Company periodically adjusts its allowance for doubtful accounts to reflect increased sales levels and collection experience. The Company believes that its allowance for doubtful accounts is adequate.

As of December 31, 1997, the Company had $134,917,000 of cash and short-term investments and $130,301,000 in working capital. As of December 31, 1997, the Company had $54,866,000 in current liabilities, including $17,945,000 of deferred revenue. In connection with the Silvaco litigation, the Company was required to post a bond. The bond is collateralized by a $23,583,000 letter of credit.

Based on its operating plan and absent any adverse judgments in its various litigation issues, the Company believes that it has available cash and short-term investments sufficient to fund the Company's operations through at least the next twelve months.

FACTORS THAT MAY AFFECT FUTURE RESULTS

LITIGATION RISK

The Company is subject to a number of litigation matters that, if decided adversely to the Company, could affect the Company's future results.

  CADENCE LITIGATION.

On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against the Company and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of the Company's employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of the Company's place and route products from Cadence, and that the Company has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, the District Court stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5 million bond pending the resumption of the civil action. In an order dated May 21, 1998, the District Court continued the stay previously entered.

In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of the Company's place and route products pending trial of the action. On March 18, 1997, the District Court granted in part and denied in part Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction.
On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to the Company's ArcCell product, a product Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin the Company's Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if the Company's Aquarius products are determined to infringe Cadence products, the sale of Aquarius products should be enjoined. The Company requested a rehearing on the issue, but on November 21, 1997, the Ninth Circuit denied this request. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, ArcCell products. The injunction also barred the Company from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (The Company no longer sells or licenses ArcCell products or code). The injunction also required the Company to inform its customers of the injunction, to obtain confirmation as to whether the customers have a functioning copy of ArcCell or other such product, and to provide certain information to the court. On January 25, 1998, the District Court entered a modified preliminary injunction "to remove any implication that the Company's customers are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation." Cadence continues to claim that the Company's Aquarius products infringe Cadence's Design Framework II and the District Court is allowing Cadence to take discovery concerning the Company's Aquarius and Apollo products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of the Company's Aquarius place and route products from which the Company derives a significant portion of its total revenue. On February 28, 1998, the District Court requested an additional briefing regarding whether Aquarius should be enjoined. On May 21, 1998, the District Court entered an order denying Cadence's request to enjoin the sale of Aquarius and denying Cadence's request to lift the stay of the civil action. The District Court's May 21, 1998 order does not preclude Cadence from applying for an injunction against the sale of Aquarius on the basis that Aquarius contains code that is substantially similar to Cadence's Design Framework II or that Aquarius contains a specific protected idea from Cadence's Design Framework II. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius or Apollo products, which could have a material adverse effect on the Company's business, financial position and results of operations.

On January 16, 1996, the Company filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, the Company stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. The Company refiled its counterclaim on January 29, 1998. The District Court's May 21, 1998 order stayed the Company's counterclaims against Cadence.

The Company believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, the Company's defenses are unsuccessful, the Company may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, the Company could be preliminarily enjoined from selling its Aquarius or Apollo place and route products. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, it is likely that an adverse judgment against the Company would result in a steep decline in the market price of the Company's Common Stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information the Company presently possesses. There can be no assurance that an adverse judgement, if granted on any claim would not have a material adverse effect on the Company's business, financial position or results of operations. Furthermore, there can be no assurance that the Company's relationships with its customers and/or partners will not be adversely affected in the future as a result of the Cadence litigation.

  CRIMINAL COMPLAINT.

The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's
lawsuit, described above.    On April 11, 1997, the Santa Clara County
District Attorney filed a criminal complaint alleging felony level offenses against, among others, the Company and the following employees and/or directors of the Company, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a former officer and former member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code Sections relating to the theft of trade secrets. The Company and the individuals above have pleaded not guilty and are awaiting further proceedings. The Company and the individual defendants have filed a motion to recuse the District Attorney's office from prosecuting the case and the District Attorney has filed a motion to recuse the Judge assigned to the case. The criminal complaint could result in criminal fines against the Company, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional shareholder litigation, loss of goodwill and would have other material adverse effects on the Company's business, financial position and results of operations.

  SILVACO LITIGATION.

In March 1993, Meta, which the Company acquired in October 1996 and which is now a wholly owned subsidiary of the Company, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding

Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of the Company's Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied.
 On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed. The Company filed appeals on behalf of Shawn Hailey, and, on its own behalf. A default judgment in the aggregate amount of $31.4 million was entered against the Company. As required, the Company posted a bond on behalf of itself and Shawn Hailey in excess of the amount necessary to satisfy the judgment. The bond is collateralized by a $23,583,000 letter of credit.

Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco. Meta believes it has substantial appellate issues that could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on the Company's business, financial condition and results of operations.

On March 31, 1998, Silvaco Data Systems and Silvaco International, Inc. filed an additional lawsuit, against the Company and Roy Jewell, the Company's CEO Staff, Corporate Affairs and General Manager of the TCAD Business Unit, in the Superior Court of California for Santa Clara County. The complaint alleges causes of action for defamation, negligent and intentional interference with economic advantage, and unfair competition and business practices based on statements allegedly made by the Company that Silvaco claims disparaged Silvaco and its TCAD products. Silvaco is seeking $20 million in compensatory damages, punitive damages, and an injunction. The time for the Company to file a response to this complaint has not yet passed. The Company intends to defend itself vigorously against the allegations made in this litigation. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

  PESIC LITIGATION.

In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action in the Superior Court of California for Santa Clara County naming as defendants the Company (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Silvaco matter, as discussed above in the Meta and Silvaco case. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. The Company has answered the complaint, but no trial date has been set. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

  MICROUNITY LITIGATION.

On October 14, 1997, Microunity Systems Engineering, Inc. filed in the United States District Court for the Northern District of California a complaint against Precim Corporation ("Precim"). Precim was a wholly owned subsidiary of TMA, which was acquired by the Company in January, 1998. This lawsuit alleges liability for patent infringement, unfair competition, and tortious interference with prospective economic advantage. The action requests unspecified damages and an injunction against Precim. Precim has answered the complaint and filed counterclaims against Microunity seeking a declaration that the patents at issue are invalid and that Precim does not infringe. Trial has been scheduled for September 20, 1999. Precim believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Precim's defenses are unsuccessful, Precim may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

  SECURITIES CLASS ACTION CLAIMS.

On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against the Company. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against the Company for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of the Company's stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against the Company and six of its employees and/or officers. Plaintiff alleges that the Company and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. The Company moved to dismiss the Hoffman complaint for failure to state a claim, but the District Court in December 1997 denied the motion. The Court has also granted plaintiff's motion for appointment as lead plaintiff. The stay of the Margetis securities class action pending resolution of the Cadence suit will likely apply to this securities action as well.

The Company believes it has defenses to all of the securities class action claims, described above, and intends to defend itself vigorously. There can be no assurance, however, that the Company's defenses will be successful. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss, either individually or in aggregate. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the securities class action plaintiffs, and such a judgment would likely have a material adverse effect on the Company's business, financial condition and results of operations.

OTHER FACTORS

The Company's products compete with similar products from both larger and smaller EDA vendors and with dissimilar EDA products for a share of their customers' EDA budgets. The EDA industry, and as a result the Company's business, has benefited from the rapid worldwide growth of the semiconductor industry. There can be no assurance that this growth will continue. The EDA industry as a whole may experience pricing and margin pressures from a decrease in growth in the semiconductor industry, or other changes in the overall computer industry. In addition, the EDA industry is experiencing consolidation as the major EDA vendors are seeking to provide a complete range of EDA products to customers. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that market conditions faced by the Company will not adversely affect its business, financial condition and results of operations.

The Company sells its software products and provides services to customers located throughout the world. Managing global operations and sites located throughout the world presents challenges associated with cultural differences and organizational alignment. Moreover, each region in the global EDA market exhibits unique characteristics that can cause purchasing patterns to vary significantly from period to period. Although international markets historically have provided the Company with significant revenue opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could affect global product and service demand.

Asian sales, principally to affiliates, accounted for approximately 31%, 28% and 28% of the Company's total revenue for 1997, 1996 and 1995, respectively. Amounts due from affiliates are not significant as of December 31, 1997.
Many Asian countries are currently experiencing banking and currency difficulties that could lead to economic recession in those countries which could result in a decline in the purchasing power of the Company's Asian customers. This in turn could result in the cancellation or delay of orders for the Company's products from Asian customers, thus adversely affecting the Company's business, financial condition and results of operations.

The Company's future success depends upon its ability to improve current products and develop new products that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will continue to be successful in developing technologically acceptable products on a timely basis. The Company's ability to develop and improve products is dependent on key individuals for their technical and other contributions. There can be no assurance that the Company can continue to attract and retain these key personnel. Loss of certain key personnel could result in loss of the Company's market advantage and could adversely affect its business, financial condition and results of operations.

On September 12, 1997, the Company acquired Compass Design Automation, Inc. and on January 16, 1998, the Company acquired Technology Modeling Associates, Inc. The Company's future operating results are contingent upon the successful integration of these entities into its operations.

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company has not determined the manner in which it will present the information required by SFAS No. 130 in its annual financial statements for the year ending December 31, 1998.

In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This Statement is effective for financial statements for periods beginning after December 15, 1997. The Company has not yet determined whether it has any separately reportable business segments.

During 1997, the Company licensed an enterprise-wide resource planning software application package to replace its existing operational and financial system. The Company currently is in the process of installing and implementing the new system. The new system is warranted to be Year 2000 compliant.

The Company has undertaken a preliminary evaluation of the Company's products to determine if the Company's products are Year 2000 compliant. The Company believes that its products are Year 2000 compliant and that costs to be incurred to make the Company's products Year 2000 compliant, if any, will not have a material impact on the Company's results of operations or financial position. However, the Company also relies directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations and government entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company could be affected through disruptions in the operations of these enterprises with which the Company interacts. Despite the Company's efforts to address the Year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition and results of operations.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Avant! Corporation:

We have audited the accompanying consolidated balance sheet of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Technology Modeling Associates, Inc., a company acquired by Avant! Corporation in a business combination accounted for as a pooling of interests as described in Note 4 to the consolidated financial statements, which statements reflect total assets constituting 21% and 5% and total revenues constituting 14% and 15% in 1996 and 1995, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Technology Modeling Associates, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                       /s/ KPMG PEAT MARWICK LLP



May 22, 1998
Mountain View, California

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Technology Modeling Associates, Inc.:

We have audited the accompanying consolidated balance sheet of Technology Modeling Associates, Inc. (a California corporation and wholly owned subsidiary of Avant! Corporation) and subsidiary as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows (not separately presented herein) for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Modeling Associates, Inc. and subsidiary as of December 31, 1996 and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.



                                       /s/ ARTHUR ANDERSEN LLP



San Jose, California
January 24, 1997

                      AVANT! CORPORATION AND SUBSIDIARIES
                          Consolidated Balance Sheets
                          December 31, 1997 and 1996
                       (In thousands, except share data)


                                                                                           1997          1996
                                                                                           ----          ----
                                       Assets
                                       ------
Current assets:
  Cash and cash equivalents                                                              $ 77,523      $ 54,141
  Short-term investments                                                                   57,394        98,185
  Accounts receivable, net                                                                 24,777        15,992
  Due from affiliates                                                                       6,171            --
  Deferred income taxes                                                                     7,658         6,597
  Prepaid expenses and other current assets                                                11,644        10,529
                                                                                         --------      --------
    Total current assets                                                                  185,167       185,444
Equipment, furniture and fixtures, net                                                     33,649        11,440
Deferred income taxes                                                                      16,208            --
Intangibles                                                                                15,461            --
Other assets                                                                                3,851         1,184
                                                                                         --------      --------
    Total assets                                                                         $254,336     $ 198,068
                                                                                         --------      --------
                                                                                         --------      --------

                     Liabilities and Shareholders' Equity
                     ------------------------------------

Current liabilities:
  Accounts payable                                                                       $  7,009     $  2,378
  Accrued compensation                                                                      9,000        6,130
  Accrued income taxes                                                                      6,717            7
  Other accrued liabilities                                                                14,195       10,021
  Deferred revenue                                                                         17,945       15,733
                                                                                         --------      --------
    Total current liabilities                                                              54,866       34,269
Other noncurrent liabilities                                                                1,294        1,875
                                                                                         --------      --------
    Total liabilities                                                                      56,160       36,144
                                                                                         --------      --------

Commitments and contingencies

Shareholders' equity:
Series A convertible preferred stock, $.0001 par value; 5,000 shares authorized;
  no shares issued and outstanding in 1997 and 1996                                            --           --
Common stock, $.0001 par value; 75,000 and 50,000 shares authorized,
  32,282 and 30,046 shares issued and outstanding in 1997 and 1996, respectively                3             3
Additional paid-in capital                                                                174,180       144,988
Deferred compensation                                                                      (2,698)       (4,335)
Other accumulated comprehensive loss                                                          (50)          (75)
Retained earnings                                                                          26,741        21,343
                                                                                         --------      --------
    Total shareholders' equity                                                            198,176       161,924
                                                                                         --------      --------
    Total liabilities and shareholders' equity                                           $254,336      $198,068
                                                                                         --------      --------
                                                                                         --------      --------

See accompanying notes to consolidated financial statements.

                      AVANT! CORPORATION AND SUBSIDIARIES
                       Consolidated Statements of Income
                  Years Ended December 31, 1997, 1996 and 1995
                     (In thousands, except per share data)

                                                         1997         1996         1995
                                                         ----         ----         ----
Revenue:
  Software                                             $116,948     $ 94,552     $ 63,937
  Services                                               47,436       29,494       17,524
                                                       --------     --------     --------
    Total revenue                                       164,384      124,046       81,461
                                                       --------     --------     --------

Costs and expenses:
  Costs of software                                       4,091        3,621         2,015
  Costs of services                                      12,562        9,284         5,784
  Selling and marketing                                  47,539       36,238        26,210
  Research and development                               36,680       25,733        19,496
  General and administrative                             20,046       17,206         7,785
  In-process research and development                    41,186        1,700         2,693
  Merger expenses                                            --        9,300         3,590
                                                       --------     --------     ---------
    Total operating expenses                            162,104      103,082        67,573
                                                       --------     --------     ---------
    Income from operations                                2,280       20,964        13,888
Interest income and other, net                            6,986        4,643         2,836
                                                       --------     --------     ---------
    Income before income taxes                            9,266       25,607        16,724
Provision for income taxes                                3,868       11,899         4,918
                                                       --------     --------     ---------
    Net income                                         $  5,398     $ 13,708      $ 11,806
                                                       --------     --------     ---------
                                                       --------     --------     ---------

Earnings per share - Basic:
  Earnings per share                                   $   0.17     $   0.49      $   0.51
                                                       --------     --------     ---------
                                                       --------     --------     ---------
  Total weighted average number of
    common shares outstanding                            31,073       27,954        23,128
                                                       --------     --------     ---------
                                                       --------     --------     ---------
Earnings per share - Diluted:
  Earnings per share                                   $   0.16     $   0.45      $   0.44
                                                       --------     --------     ---------
                                                       --------     --------     ---------
  Total weighted average number of
   common and common equivalent
   shares outstanding                                    33,001       30,401        26,651
                                                       --------     --------     ---------
                                                       --------     --------     ---------
Pro forma net income:
  Income before income taxes as reported                                          $ 16,724
  Pro forma provision for income taxes                                               7,092
                                                                                  --------
    Pro forma net income                                                          $  9,632
                                                                                  --------
                                                                                  --------
Pro forma earnings per share - Basic:
  Earnings per share                                                              $   0.42
                                                                                  --------
                                                                                  --------
  Total weighted average number of
   common shares outstanding                                                        23,128
                                                                                  --------
                                                                                  --------
Pro forma earnings per share - Diluted:
  Earnings per share                                                              $   0.36
                                                                                  --------
                                                                                  --------
  Total weighted average number of
   common and common equivalent shares outstanding                                  26,651
                                                                                  --------
                                                                                  --------

See accompanying notes to consolidated financial statements.

                     AVANT! CORPORATION AND SUBSIDIARIES
              Consolidated Statements of Shareholders' Equity
                                 (In thousands)

                                                            Series A
                                                           convertible                            Additional
                                                         Preferred stock          Common Stock      paid-in     Deferred
                                                         Shares    Amount       Shares    Amount   capital   Compensation
                                                         ------    ------       ------    ------  ---------  ------------
Balances as of December 31, 1994                            687      $ -        16,466       $1   $ 26,839      ($   62)
  Issuance of common stock                                    -        -         1,063        -        660            -
  Conversion of long-term debt to common stock                -        -           100        -        100            -
  Issuance of common stock in public offerings,
     net of expenses                                          -        -         3,367        -     52,381            -
  Conversion of mandatorily redeemable convertible
    preferred stock into common stock                         -        -         3,570        1      8,311            -
  Conversion of preferred stock into common stock          (687)       -           687        -          -            -
  Exercise of common stock options and warrants,
    including related tax benefits                            -        -           655        -      5,962            -
  Repurchase of common stock                                  -        -           (84)       -        (23)           -
  Issuance of common stock options at below market value      -        -             -        -        588         (588)
  Amortization of deferred compensation                       -        -             -        -          -          133
  Issuance of common stock under employee stock purchase
    plan                                                      -        -           876        -      1,289         (684)
  Forgiveness of notes receivable from shareholders           -        -             -        -          -          108
  Unrealized gain on short-term investments                   -        -             -        -          -            -
  Distributions to shareholders                               -        -             -        -          -            -
  Compensation expense attributable to stock appreciation
    rights                                                    -        -             -        -        112            -
  Net income                                                  -        -             -        -          -            -
                                                         ------    ------       ------    ------  ---------  ------------
Balances as of December 31, 1995                              -        -        26,700        2     96,219       (1,093)
  Issuance of common stock in acquisition of technology       -        -            29        -      1,500         (750)
  Issurance of common stock                                   -        -         1,922        -     31,189            -
  Exercise of common stock options, including related tax
    benefits                                                  -        -         1,203        1      9,917            -
  Issuance of common stock under employee stock purchase
    plan                                                      -        -           411        -      3,112         (952)
  Foregiveness of notes receivable from shareholders          -        -             -        -          -          119
  Issuance of common stock options at below market value      -        -             -        -      2,122       (2,122)
  Repurchase of common stock                                  -        -          (219)       -       (190)         135
  Amortization of deferred compensation                       -        -             -        -          -          849
  Deferred compensation related to issuance of stock
    options                                                   -        -             -        -        521         (521)
  Unrealized loss on short-term investments                   -        -             -        -          -            -
  Compensation expense attributable to stock appreciation
    rights                                                    -        -             -        -        488            -
  Reversal of prior year shareholder distribution             -        -             -        -         46            -
  Contributed capital related to stock compensation expense   -        -             -        -         64            -
  Net income                                                  -        -             -        -          -            -
                                                         ------    ------       ------    ------  ---------  ------------
Balances as of December 31, 1996                              -        -        30,046        3    144,988       (4,335)
  Issuance of common stock in acquisition of
    Compass Design Automation, Inc.                           -        -           522        -     17,500            -
  Precim                                                      -        -           256        -          -            -
  Exercise of common stock options, including related tax
    benefit                                                   -        -         1,410        -      9,710            -
  Note write-off and payoff from shareholders                 -        -             -        -          -          285

  Issuance of common stock under employee stock purchase
    plan                                                      -        -           171        -      2,844            -
  Repurchase of common stock                                  -        -          (123)       -       (964)           -
  Amortization of deferred compensation                       -        -             -        -          -        1,352
  Unrealized gain on short-term investments                   -        -             -        -          -            -
  Compensation expense attributable to stock appreciation
    rights                                                    -        -             -        -        102            -
  Net income                                                  -        -             -        -          -            -
                                                         ------    ------       ------    ------  ---------  ------------
Balances as of December 31, 1997                          $   -      $ -        32,282       $3   $174,180      ($2,698)
                                                         ------    ------       ------    ------  ---------  ------------
                                                         ------    ------       ------    ------  ---------  ------------


                                                             Net unreal.               Total
                                                              G/(L) on    Retained  Shareholders'
                                                             ST Invest.   Earnings     Equity
                                                            ------------  --------  ------------
Balances as of December 31, 1994                                ($222)    $  7,002    $ 33,558
  Issuance of common stock                                          -            -         660
  Conversion of long-term debt to common stock                      -            -         100
  Issuance of common stock in public offerings,
     net of expenses                                                -            -      52,381
  Conversion of mandatorily redeemable convertible
    preferred stock into common stock                               -            -       8,312
  Conversion of preferred stock into common stock                   -            -           -
  Exercise of common stock options and warrants,
    including related tax benefits                                  -            -       5,962
  Repurchase of common stock                                        -          (33)        (56)
  Issuance of common stock options at below market value            -            -           -
  Amortization of deferred compensation                             -            -         133
  Issuance of common stock under employee stock purchase
    plan                                                            -            -         605
  Forgiveness of notes receivable from shareholders                 -            -         108
  Unrealized gain on short-term investments                       311            -         311
  Distributions to shareholders                                     -      (11,126)    (11,126)
  Compensation expense attributable to stock appreciation
    rights                                                          -            -         112
  Net income                                                        -       11,806      11,806
                                                            -----------  --------  ------------
Balances as of December 31, 1995                                   89        7,649     102,866
  Issuance of common stock in acquisition of technology             -            -         750
  Issurance of common stock                                         -            -      31,189
  Exercise of common stock options, including related tax
    benefits                                                        -            -       9,918
  Issuance of common stock under employee stock purchase
    plan                                                            -            -       2,160
  Foregiveness of notes receivable from shareholders                -            -         119
  Issuance of common stock options at below market value            -            -           -
  Repurchase of common stock                                        -          (14)        (69)
  Amortization of deferred compensation                             -            -         849
  Deferred compensation related to issuance of stock
    options                                                         -            -           -
  Unrealized loss on short-term investments                      (164)           -        (164)
  Compensation expense attributable to stock appreciation
    rights                                                          -            -         488
  Reversal of prior year shareholder distribution                   -            -          46
  Contributed capital related to stock compensation expense         -            -          64
  Net income                                                        -       13,708      13,708
                                                            -----------  --------  ------------
Balances as of December 31, 1996                                  (75)      21,343     161,924
  Issuance of common stock in acquisition of
    Compass Design Automation, Inc.                                 -            -      17,500
  Precim                                                            -            -           -
  Exercise of common stock options, including related tax
    benefit                                                         -            -       9,710
  Note write-off and payoff from shareholders                       -            -         285

  Issuance of common stock under employee stock purchase
    plan                                                            -            -       2,844
  Repurchase of common stock                                        -            -        (964)
  Amortization of deferred compensation                             -            -       1,352
  Unrealized gain on short-term investments                        25            -          25
  Compensation expense attributable to stock appreciation
    rights                                                          -            -         102
  Net income                                                        -        5,398       5,398
                                                            -----------  --------  ------------
Balances as of December 31, 1997                                 ($50)     $26,741    $198,176
                                                            -----------  --------  ------------
                                                            -----------  --------  ------------

See accompanying notes to consolidated financial statements.

                        AVANT! CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Cash Flows
                    Years Ended December 31, 1997, 1996 and 1995
                                   (In thousands)

                                                                     1997          1996        1995
                                                                  ---------     ---------   --------
Cash flows from operating activities:
  Net income                                                      $   5,398     $  13,708   $ 11,806
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                     7,835         3,233      2,477
    Acquired in-process research and development                     41,186           750      2,693
    Gain on sale of securities                                          -             (14)       -
    Compensation expense (benefit) attributable
      to stock appreciation rights                                      102           (31)       484
    Stock compensation expense                                          461           463        220
    Loss on disposal of assets                                          466           -           19
    Equity earnings in joint ventures                                  (212)          -          -
    Amortization of capitalized software costs                           62            88        228
    Amortization of deferred compensation                             1,013           569        133
    Deferred income taxes                                           (17,269)       (2,544)    (1,431)
    Tax benefit related to stock options                              2,992         4,730      1,302
    Provision for doubtful accounts                                   2,040           464        672
    Deferred rent                                                       (29)          (39)       110
    Stock issued for services                                           -             140        -
    Changes in operating assets and liabilities, net of effects from purchase of Compass Design Automation:
      Accounts receivable                                            (6,492)         (818)    (4,877)
      Due from affiliates                                            (6,171)          -          -
      Prepaid expenses and other assets                              (1,504)       (4,396)    (1,178)
      Accounts payable                                              (12,167)          774        530
      Accrued compensation                                             (448)        1,336      1,241
      Accrued income taxes                                            4,237        (5,286)      (899)
      Other accrued liabilities                                      (1,620)        4,581      2,804
      Deferred revenue                                               (3,246)        4,612      3,950
                                                                  ---------     ---------   --------
        Net cash provided by operating activities                    16,634        22,320     20,284
                                                                  ---------     ---------   --------

Cash flows from investing activities:
  Purchases of short-term investments                              (113,982)     (220,522)   (81,469)
  Repayment/(issuance) of note receivable                               250          (250)       -
  Maturities and sales of short-term investments                    154,797       169,156     59,127
  Purchases of equipment, furniture and fixtures                    (26,067)       (5,569)    (5,758)
  Purchase of long-term assets                                          -            (250)       -
  Capitalized software development costs                                -             -          (63)
  Investment in joint ventures                                          310           668        -
  Purchase of Compass Design Automation,
    net of cash acquired                                            (16,183)          -          -
                                                                  ---------     ---------   --------
        Net cash used in investing activities                          (875)      (56,767)   (28,163)
                                                                  ---------     ---------   --------

Cash flows from financing activities:
  Distributions to shareholders                                         -          (1,754)    (9,327)
  Principal payments under capital lease obligations                   (191)         (222)      (235)
  Payments on notes payable                                            (303)         (303)      (303)
  Payments on technology acquisition payable                           (642)         (755)      (393)
  Repayment of shareholder notes                                        163           -          -
  Issuance of preferred stock, net                                      -             -          500
  Repurchase of common stock                                           (966)          (69)       (56)
  Exercise of stock options                                           6,553         5,128      4,646
  Issuance of common stock under employee stock purchase plan         2,309         1,921        534
  Issuance of common stock, net                                         700        31,348     52,626
                                                                  ---------     ---------   --------
        Net cash provided by financing activities                     7,623        35,294     47,992
                                                                  ---------     ---------   --------

Net increase (decrease) in cash and cash equivalents                 23,382           847     40,113
Cash and cash equivalents, beginning of year                         54,141        53,294     13,181
                                                                  ---------     ---------   --------
Cash and cash equivalents, end of year                            $  77,523     $  54,141   $ 53,294
                                                                  ---------     ---------   --------
                                                                  ---------     ---------   --------

See accompanying notes to consolidated financial statements.

                         AVANT! CORPORATION AND SUBSIDIARIES
                     Notes to Consolidated Financial Statements
                         December 31, 1997, 1996, and 1995


1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Avant! Corporation (the "Company" or "Avant!") develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Japan, Korea, Taiwan and Europe.

     PRINCIPLES OF PRESENTATION AND USE OF ESTIMATES

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the effect of the merger with Technology Modeling Associates, Inc. ("TMA"), which is discussed in
     Note 4.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

     SOFTWARE REVENUE

     Prior to October 1, 1997, the Company complied with the American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 91-1, SOFTWARE REVENUE RECOGNITION. Revenue from the sale of software licenses was recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, provided that no significant vendor and post-contract support obligations remain and collection of the related receivable was probable. Any remaining insignificant vendor or post-contract support obligations were accrued at the time the revenue was recognized. In instances where there was a contingency regarding the sale, revenue recognition was delayed until the contingency had been resolved. When the Company received advance payments for software products, such payments were reported as deferred revenue until all conditions for revenue recognition were met. The Company had entered into certain license agreements under which software, support and other services were provided to customers for a bundled price for a specific period of time. Generally, revenue under such agreements was recognized ratably over the contract period.

     In the fourth quarter of 1997, the Company adopted the provisions of the AICPA SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products, including time-based software licenses, generally is recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms. In connection with the adoption of SOP 97-2, revenue for contracts with extended payment terms (generally greater than twelve months) are recognized as payments become due. The effect of adopting SOP 97-2 on October 1, 1997 was not material and is not expected to be material in the future.

        Services Revenue
        ----------------

     Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a remaining maturity of three months or less at the date of acquisition to be cash equivalents.

     Cash equivalents are stated at cost and consist primarily of certificates of deposit and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

     SHORT-TERM INVESTMENTS

     Short-term investments, which are classified as available-for-sale, consist of demand deposit investments in limited maturity fixed-income mutual funds, short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock and municipal bonds are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information.

     EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated at cost. Equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets which range from three to thirteen years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term, or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

     INTANGIBLES

     Intangibles consist principally of goodwill representing purchased technology and other intangible assets resulting from the excess of the cost of a purchased business over the cost of the net assets acquired. Goodwill is amortized using the straight-line method over five years. As of December 31, 1997, goodwill and related intangibles was $16,511,000 and accumulated amortization was $1,050,000. The Company assesses the recoverability of goodwill based on undiscounted future cash flows. The amount of any impairment would be the difference between the carrying value of goodwill and undiscounted future cash flows. As of December 31, 1997, the Company does not consider its goodwill to be impaired.

     The Company assesses the recoverability of its identifiable tangible and intangible assets under SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires identifiable tangible and intangible assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is considered to be impaired, the carrying amount of that asset is reduced to the fair value resulting in a charge to income. As of December 31, 1997, the Company did not consider any of its identifiable tangible and intangibles to be impaired.

     RELATED PARTY TRANSACTIONS

     Included in prepaid expenses and other assets is $825,000 due from officers relating to relocation costs and a loan and $377,000 due from affiliates for working capital advances.

     During 1993 and 1994, the Company repurchased 4,369,497 shares of common stock from three different shareholders in exchange for $116,600 in cash and $1,616,600 in promissory notes. The three shareholders consisted of two former officers and one director of the Company. These notes are due in quarterly installments, bear interest at 10% per annum, and are due July 1, 1998, April 15, 1999 and October 15, 1999. Two of the notes can be prepaid without penalty. As of December 31, 1997 and 1996, there was $425,000 and $728,000, respectively, outstanding. These amounts are included in the other current liabilities and non current liabilities.

     OTHER ACCRUED LIABILITIES

     In 1997, other accrued liabilities includes legal costs and other costs of $4,860,000 and $9,335,000, respectively. In 1996, other accrued liabilities includes merger, legal and other costs of $3,910,000, $1,903,000 and $4,208,000, respectively.

     INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The pro forma provision for income taxes for 1995 reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation during that period.

     NET INCOME AND NET INCOME PER COMMON SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, EARNINGS PER SHARE. SFAS No. 128 requires the presentation of both basic and diluted earnings per share ("EPS"). Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted-average number of common shares outstanding plus common stock equivalents arising out of employee stock options and convertible preferred stock. Excluded from the computation of diluted earnings per share for the year ended December 31, 1997 and December 31, 1996, are options to acquire 973,190 and 314,210 shares, respectively, of common stock with a weighted-average exercise price of $33.68 and $35.21, respectively, because their effects would be anti-dilutive. Earnings per share information for all prior periods have been restated to conform to the requirements of the standard. There are no adjustments to net income (numerator) for either the basic or diluted earnings per share calculation.

     The following is a reconciliation of the denominators of the basic and diluted EPS computations for the years presented (in thousands):



                                               1997         1996          1995
                                               ----         ----          ----
     Weighted average number of
       common shares outstanding             31,073       27,954        23,128

     Common stock equivalents:
       Stock options and awards               1,928        2,447         2,353
       Preferred stock                           --           --           851
       Shares deemed to be outstanding
        to fund shareholder distribution         --           --           319
                                               ----         ----          ----
     Total weighted average number of
       common and common equivalent
       shares outstanding                    33,001       30,401         26,651
                                             ------       ------         ------
                                             ------       ------         ------


     During 1995, the calculation includes shares deemed to be outstanding, which represent the number of shares sufficient to fund Meta's final S corporation distribution.

     STOCK OPTION AND STOCK PURCHASE PLANS

     The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under SFAS No. 123, the Company must disclose pro forma net income and pro forma earnings per share for employee stock option grants and employee stock purchases made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

     FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the U.S dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. All exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars are recognized currently in income.

     RECENT PRONOUNCEMENTS

          In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes.
     The Company has not determined the manner in which it will present the information required by SFAS No. 130 in its annual financial statements for the year ending December 31, 1998.

          In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This Statement is effective for financial statements for periods beginning after

     December 15, 1997. The Company has not yet determined whether it has any separately reportable business segments.

     RECLASSIFICATION

     Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

2.   EQUIPMENT, FURNITURE AND FIXTURES

     At December 31, equipment, furniture and fixtures consisted of the following (in thousands):

                                               1997          1996
                                               ----          ----
     Furniture and fixtures                 $ 7,974        $ 3,022
     Equipment                               33,118         17,166
     Leasehold improvements                   5,288          1,075
     Construction in progress                 6,760            -
                                            -------        -------
                                             53,140         21,263
     Less accumulated depreciation           19,491          9,823
                                            -------        -------
                                            $33,649        $11,440
                                            -------        -------
                                            -------        -------

3.   SUPPLEMENTAL CASH FLOW INFORMATION

     Interest of $220,000, $274,000 and $173,000 was paid in 1997, 1996 and
     1995, respectively.  Income taxes of $8,483,000, $12,057,000 and $2,956,000 were paid during 1997, 1996 and 1995, respectively. Deferred compensation of $4,193,000 and $588,000 was recognized in 1996 and 1995, respectively, for stock options issued below market value. This amount will be recognized as expense over the vesting period of the underlying equity instruments, of which $1,352,000 and $849,000 of the expense was recognized for the year ended December 31, 1997 and 1996, respectively. An income tax benefit attributable to employee stock plans of $2,992,000, $4,730,000 and $1,302,000 was credited to equity in the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, non cash investing activities includes 522,192 shares of common stock with a fair market value of $17,500,000 issued in connection with the Compass acquisition. The Company issued 256,211 shares of common stock related to the acquisition of Precim. The Company issued $750,000 of common stock for the acquisition of technology during 1996. Other accrued liabilities were reduced $102,000, $488,000 and $112,000 through the issuance of common stock related to accrued stock appreciation rights in 1997, 1996 and 1995, respectively. During 1996 and 1995, common stock of 411,000 shares and 876,000 shares were issued for notes receivable of $152,000 and $684,000, respectively. During 1996, $660,000 of property and equipment purchases were financed with capital lease obligations. Conversion of long-term debt to common stock was $100,000 in 1995. In connection with the Company's initial public offering in 1995, mandatorily redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000.

4.   MERGERS AND ACQUISITIONS

     On January 16, 1998, Avant! acquired TMA in a transaction accounted for as a pooling of interests. The Company issued approximately 5,396,000 shares of its common stock valued at approximately $95,000,000 in exchange for all of the outstanding common stock of TMA. The Company also assumed approximately 1,141,000 in TMA stock options, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the merger.

     The results of operations previously reported by the separate entities, Avant! and TMA, and the combined amounts represented in the accompanying consolidated financial statements are summarized as follows (in thousands):

                                                 Years Ended
                                                 December 31,
                                          ----------------------------
                                          1997       1996      1995
                                          ----       ----      ----
     Revenue:
     Avant!                               $147,348  $106,087  $ 68,868
     TMA                                    17,038    17,959    12,593
                                          --------  --------  --------
                                          $164,386  $124,046  $ 81,461
                                          --------  --------  --------
                                          --------  --------  --------

     Net Income (Loss):
     Avant!                               $  6,541  $ 12,484  $  8,350
     TMA                                    (1,567)    1,224     1,282
                                          --------  --------  --------
                                             4,974    13,708     9,632
     Adjustment for deferred taxes             424       -         -
                                          --------  --------  --------
     Net Income                           $  5,398 $  13,708  $  9,632
                                          --------  --------  --------
                                          --------  --------  --------

     In connection with the merger with TMA, the Company charged direct transaction costs and merger-related integration expenses of approximately $10,747,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,400,000, charges for the elimination of duplicate facilities of approximately $2,247,000 and severance costs and certain other related costs of approximately $3,100,000 in the first quarter of 1998.

     On September 30, 1997, the Company acquired the assets of Datalink, a Taiwan corporation, pursuant to an asset purchase agreement. The Company will pay $900,000 to acquire Datalink. The Company paid $450,000 on October 1, 1997 and the balance will be paid in four equal installments on December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999.
     The acquisition has been accounted for by the purchase method and the cost allocated to the acquired technology is reflected in other assets in the accompanying consolidated balance sheet.

     On September 12, 1997, the Company acquired Compass, a subsidiary of VLSI Technology, Inc., in exchange for $17,500,000 cash and 522,192 shares of its common stock, issued with a fair market value of $17,500,000, and costs of acquisition of $4,948,000. The net purchase price of $39,948,000 was allocated as follows: $6,701,000 to current assets; $4,441,000 to equipment, furniture and fixtures; $41,186,000 to in-process research and development; $14,822,000 to goodwill and other identifiable intangibles and $27,202,000 to assumed liabilities. In the first quarter of 1998, the Company paid an additional amount of $1,901,000. The acquisition has been accounted for by the purchase method, and accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows of Compass prior to September 12, 1997. The following pro forma consolidated results of operations give effect to the acquisition as if it had occurred on January 1, 1996.

     The unaudited pro forma consolidated results of operations of the Company and Compass for 1997 and 1996 are as follows (in thousands):


                                              1997              1996
                                              ----              ----
     Pro forma revenue                      $197,430         $178,231
     Pro forma net income                   $ 23,392         $  6,498
     Pro forma basic earnings per share     $   0.75         $   0.23
     Pro forma diluted earnings per share   $   0.71         $   0.21

     Included in pro forma revenue and net income for 1997 and 1996 are revenues of $33,046,000 and $54,185,000, respectively, and net loss of $8,365,000 and $3,656,000, respectively, from Compass operations. Included in the combined pro forma net income amounts are amortization of goodwill and other intangibles over the expected useful lives ranging from four to five years and related tax benefit.

     On August 29, 1997 the Company issued approximately 256,000 shares of its common stock for all of the outstanding stock of Precim. The financial position, results of operations and cash flows of Precim were not material to Avant!, and the acquisition was accounted for by the purchase method.

     On December 31, 1996, the Company issued approximately 29,000 shares of its common stock for all of the outstanding stock of Nexsyn, and assumed approximately 22,000 stock options under option plans. The financial position, results of operations and cash flows of Nexsyn were not material to Avant!, and the acquisition was accounted for by the purchase method.

     On November 27, 1996, the Company issued approximately 1,812,000 shares of its common stock for all of the outstanding common stock of FrontLine, and assumed approximately 410,000 warrants and stock options under option plans.

     On October 29, 1996, the Company issued approximately 4,471,000 shares of its common stock for all of the outstanding common stock of Meta, and assumed approximately 608,000 stock options and subscriptions under option and purchase plans.

     On September 27, 1996, the Company issued approximately 2,154,000 shares of its common stock for all of the outstanding common and preferred stock of Anagram, and assumed approximately 260,000 stock options under option plans.

     The FrontLine, Meta, Anagram and TMA mergers have been accounted for as poolings of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the mergers to include the results of operations, financial position, and cash flows of FrontLine, Meta, Anagram and TMA. The Anagram outstanding convertible preferred stock has been presented as common stock for all periods presented in the consolidated financial statements.

     In connection with the 1996 mergers with FrontLine, Meta and Anagram, the Company incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance costs and certain other related costs of approximately $1,698,000. Of the $9,300,000 of merger-related costs, approximately $8,400,000 related to cash expenditures while approximately $900,000 related to noncash charges. As of December 31, 1997, there were no remaining accrued liabilities relating to the 1996 mergers.

     On November 27, 1995, the Company issued approximately 6,400,000 shares of its common stock for all of the outstanding common stock of ISS, and assumed approximately 1,500,000 stock options and subscriptions under various ISS stock option and purchase plans. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of ISS.

     In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000, and severance and certain other related costs of approximately $499,000. Of the $3,590,000 of merger-related costs, approximately $3,390,000 related to cash expenditures while approximately

     $200,000 related to noncash charges. As of December 31, 1997, there was no remaining accrued liabilities relating to the 1995 merger.

5.   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatorily redeemable convertible preferred stock automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 26,000 shares of the Company's common stock.

6.   SHAREHOLDERS' EQUITY

     INITIAL PUBLIC OFFERING AND CHANGES IN AUTHORIZED COMMON AND PREFERRED
     STOCK

     In April 1995, the Company increased its authorized number of shares of preferred stock to 5,000,000 shares and authorized the Board of Directors to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

     In June 1995, the Company closed its initial public offering of common stock at $13.00 per share. The net proceeds of the offering were $27,713,000 after deducting applicable costs and expenses. In connection with the public offering, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

     In May 1996, the Company increased its authorized number of shares of common stock from 25,000,000 to 50,000,000 shares.In May 1997, the Company increased its authorized number of shares of common stock from 50,000,000 shares to 75,000,000.

     SHAREHOLDER DISTRIBUTIONS

     Meta (an S corporation for income tax reporting purposes) made distributions to its shareholders to provide them with funds to pay income taxes on corporate earnings. Prior to the completion of the Meta initial public offering and the termination of the S corporation election in November 1995, Meta declared a distribution payable of approximately $11,100,000 to existing shareholders of Meta. This distribution represented undistributed tax basis earnings of Meta through the termination of the S corporation election.

     1995 STOCK OPTION/ISSUANCE PLAN

     The Company approved the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company's common stock were authorized for issuance. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, the term of options is generally ten years with a vesting requirement of 25% after one year of service and monthly, thereafter, fully vesting upon completion of the fourth year of service. Under the Plan, each individual serving as a nonemployee Board of Directors' member on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who becomes a nonemployee Board of Directors' member thereafter receives a 20,000 share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who continues to serve as a nonemployee Board of Directors' member after the meeting receives an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

     1993 STOCK OPTION/STOCK ISSUANCE PLAN

     In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the "Plan"). Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market value, respectively, of the Company's common stock at the date of grant, as determined by the Board of Directors.

     The Company's Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms and other provisions for each grant. Generally options granted under the Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over three years.

     The Company has recorded deferred compensation of $3,522,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 604,000 shares subject to common stock options granted in the fourth quarter of 1994, the first quarter of 1995 and options assumed in the Anagram and FrontLine mergers and Nexsyn acquisition during 1996. The deferred compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

     In connection with the mergers discussed in Note 4, various ISS, Anagram, Meta and FrontLine option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the mergers.

     1992 STOCK OPTION/APPRECIATION PLAN

     Under Meta's 1992 Stock Option/Appreciation Plan (the "1992 Plan"), the exercise price of stock options is to be at not less than 90% of the fair market value at the date of grant. Fair market value, in the absence of trading on a national or regional stock exchange, was established by Meta's Board of Directors based on an independent valuation of Meta. Options generally vested over a period of one to four years from the date of grant, expired ten years from the date of grant, and were terminated, to the extent not exercised, one month after termination of employment.

     The 1992 Plan provides for the exercise of stock appreciation rights with respect to outstanding options in the absence of trading of Meta's stock on a national or regional stock exchange. Upon the exercise of stock appreciation rights, the employee surrendered the related unexercised option and received cash payment equal to the excess of the fair market value of the underlying shares at the time of exercise over the aggregate exercise price of the related option. Compensation expense was recognized for the appreciation in value from the date of grant.

     During the months of June, July, and August 1995, Meta entered into agreements with substantially all individual option holders under the 1992 Plan to eliminate the stock appreciation right feature of the individual awards. Compensation expense of $484,000, representing the difference between the exercise price and the fair market value of the stock, was recognized during the year ended December 31, 1995. Subsequent to elimination of the stock appreciation rights feature, no further compensation expense was recorded on the remaining options.

     NOTES RECEIVABLE FROM SHAREHOLDERS

     In June 1995, the Company issued a total of 754,731 shares of common stock to two officers of the Company in exchange for notes receivable. The terms of the notes specify that 25% of the balance will be forgiven on each anniversary date of the note while these individuals are still actively employed by the corporation. The first year's forgiveness was guaranteed. The Company has recorded compensation expense of $126,000, $119,000 and $108,000 for the year ended December 31, 1997, 1996 and 1995, respectively in connection with the forgiveness of these notes.

     During 1996, the Company issued a total of 125,457 shares of common stock to certain officers of the Company in exchange for notes receivable of $152,000. The notes bear interest at 5.45% to 5.73% and the principal, with interest, is due in January and April of the year 2000.

     The Company applies APB Opinion No. 25 in accounting for its option and purchase plans and accordingly, compensation expense has been recognized for its stock options in the financial statements using the intrinsic value method. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (in thousands):


                                                              1997         1996      1995
                                                              ----         ----      ----
     Net income as reported                                  $ 5,398     $13,708    $9,632
     Additional compensation cost resulting from:
        Stock options                                         (7,091)     (4,681)   (1,779)
        Employee stock purchase rights (Note 9)               (1,032)     (1,046)     (309)
                                                             -------     -------    ------
     Pro forma                                               $(2,725)    $ 7,981    $7,544
                                                             -------     -------    ------
                                                             -------     -------    ------

     Basic earnings per share
        As reported                                          $  0.17     $  0.49    $ 0.42
        Pro forma                                            $ (0.09)    $  0.29    $ 0.33

     Diluted earnings per share
        As reported                                          $  0.16     $  0.45    $ 0.36
        Pro forma                                            $ (0.09)    $  0.26    $ 0.28

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively: expected volatility of 74%, 57% and 57%, risk-free interest rates of 6.05%, 5.27% and 7.86%, respectively, expected lives of six months after vesting and no dividend yield.

     The effects of applying SFAS No. 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years because pro forma net income reflects compensation costs for stock options granted in 1997, 1996 and 1995 and does not consider compensation cost for stock options granted prior to January 1, 1995.

     A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:


                                       1997                1996                 1995
                                -------------------  -------------------  -------------------
                                          Weighted              Weighted             Weighted
                                          average               average              average
                                 Shares   exercise     Shares   exercise    Shares   exercise
                                 (000)     price       (000)     price      (000)      price
                                --------  ---------  ---------  --------  ---------  --------
     Outstanding at beginning
       of year                    4,491     $13.75     4,109     $ 9.31     3,937    $ 4.30
          Granted                 2,985      22.56     2,019      15.88     2,043     12.33
          Exercised              (1,408)      4.55    (1,203)      2.83      (655)     9.78
          Canceled                 (842)     20.17      (434)     11.93    (1,216)     2.12
                                 ------               ------               ------
     Outstanding at end of year   5,226     $17.34     4,491     $13.75     4,109    $ 9.31
                                 ------               ------               ------
                                 ------               ------               ------
     Options exercisable at end
       of year                    1,374     $13.14     2,120     $ 7.14     1,667    $ 5.18

     Weighted average fair
       value of options granted
       during the year           $12.15               $ 6.99               $ 5.26


     The following summarizes information about stock options outstanding as of December 31, 1997:


                                      Options outstanding                          Options exercisable
                        -------------------------------------------------     ----------------------------
                                           Weighted
         Range                              average                                              Weighted
          of               Number          remaining           Weighted           Number         average
       exercise         outstanding       contractual          average         exercisable       exercise
         price              (000)         life (years)      exercise price        (000)           price
     ------------       -----------       ------------      --------------     -----------      ---------
     $ 0.05- 3.52            858               7.10              $ 0.78             414         $  0.73
     $ 5.31- 9.81            305               7.80                8.69             115            8.66
     $10.92-14.62            242               7.70               13.67             108           13.68
     $15.08-19.33          2,097               8.30               15.98             514           16.81
     $20.50-24.69            424               7.70               22.53              95           22.01
     $25.13-28.52            202               8.70               25.51              17           25.99
     $30.00-34.00            830               9.20               31.26              44           33.52
     $35.00-38.79            210               8.40               35.85              35           37.07
     $41.25-44.50             58               7.90               41.81              32           41.85
                        -----------       ------------      --------------     -----------      ---------
     $ 0.05-44.50          5,226               8.10              $17.34           1,374        $  13.14
                        -----------       ------------      --------------     -----------      ---------
                        -----------       ------------      --------------     -----------      ---------


     7.   LEASES


     OPERATING LEASES

     The Company leases its Fremont, California, Sunnyvale, California, Research Park Triangle, North Carolina, and certain sales facilities under operating lease agreements which expire over the next thirteen years. Rental expense incurred by the Company under operating lease agreements totaled

     $4,517,000, $2,584,000 and $1,728,000, and for the years ended December 31,
     1997, 1996 and 1995, respectively.

     Future annual minimum lease payments under noncancelable operating leases for the years ended December 31, are as follows (in thousands):


                  1998                       $ 5,627
                  1999                         6,359
                  2000                         6,687
                  2001                         6,304
                  2002                         6,166
                  Thereafter                  46,951
                                             -------
                                             $78,094
                                             -------
                                             -------


     The Company leases its primary facility under a noncancelable operating lease that expires in February 2001. In connection with the move to this facility in March 1996, the Company vacated its former facility and subleased it to a third party. This sublease is effective from May 1, 1996 through the expiration of the lease, May 31, 1998. The minimum operating lease payments for the Company's former facility have not been reduced by the minimum sublease rentals of $427,000 due ratably over the next 5 months under the noncancelable sublease.

     CAPITAL LEASES

     In May 1996, the Company entered into a $660,000 capital lease line, expiring July 31, 1996, for the purchase of furniture and other office equipment. The interest rate on the lease is 9.0% and borrowings are secured by the purchased equipment. As of December 31, 1996, the Company had acquired $660,000 of furniture and other office equipment under the lease line.

     Minimum future lease payments under capital leases as of December 31, 1997 were as follows (in thousands):


               1998                                             $  183
               1999                                                183
               2000                                                123
                                                                ------
                 Total minimum lease payments                      489
               Less amount representing interest                   (56)
                                                                ------
               Present value of lease payments                     433
               Less current portion                                151
                                                                ------
               Long-term portion, net of current portion        $  282
                                                                ------
                                                                ------


     8.   INCOME TAXES

     The components of income tax expense (benefit), as presented in the accompanying statements of income, comprise federal taxes, state taxes and certain foreign taxes. The pro forma provision for income taxes reflects the income tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation for the years ended December 31, 1995. The components of income taxes and pro forma income taxes as of December 31, 1997, 1996 and 1995, are as follows (in thousands):


                                                                          1997      1996     1995
                                                                       ---------  --------  --------
     Provision for income taxes:
     Current:
        Federal                                                         $ 14,569  $  7,177   $ 1,776
        Foreign                                                            1,245     1,680     2,354
        State                                                              2,331       876       917
                                                                        --------   -------   -------
           Total                                                          18,145     9,733     5,047
                                                                        --------   -------   -------
     Deferred:
        Federal                                                          (15,116)   (2,311)     (826)
        State                                                             (2,153)     (253)     (605)
                                                                        --------   -------   -------
           Total                                                         (17,269)   (2,564)   (1,431)
                                                                        --------   -------   -------
     Charge in lieu of taxes attributable to employee stock plans          2,992     4,730     1,302
                                                                        --------   -------   -------
           Total provision for income taxes                              $ 3,868  $ 11,899   $ 4,918
                                                                        --------   -------   -------
                                                                        --------   -------   -------
     Pro forma income taxes:
     Current:
        Federal                                                                              $ 3,029
        Foreign                                                                                2,354
        State                                                                                  1,320
                                                                                             -------
           Total                                                                               6,703
                                                                                             -------
     Deferred:
        Federal                                                                                 (396)
        State                                                                                   (517)
                                                                                             -------
           Total                                                                                (913)
                                                                                             -------
     Charge in lieu of taxes attributable to employee stock plans                              1,302
                                                                                             -------

           Total pro forma provision for income taxes                                        $ 7,092
                                                                                             -------
                                                                                             -------

     The Company's effective tax rate and pro forma effective rate differs from the statutory income tax rate of 35% as follows (in thousands):


                                                                          1997       1996      1995
                                                                        --------   -------   -------
     Income tax expense at statutory rate                                $ 3,253   $ 8,941   $ 5,832
     State tax expense                                                       484     1,611       544
     Nondeductible merger costs                                            1,732     2,355       938
     Change in valuation allowance                                        1,338        139         6
     Tax exempt income                                                      (839)     (307)     (306)
     Tax credits                                                          (1,542)     (387)     (200)
     Foreign sales corporation                                            (1,025)     (980)      (96)
     S corporation benefit                                                     -         -      (575)
     Establishment of deferred tax assets in conjunction with
       Meta's change from a S corporation to C corporation status              -         -    (1,725)
     Foreign tax credit utilized                                          -           (955)     (698)
     Foreign taxes                                                           753       955     1,168
     Other                                                                  (286)      527        30
                                                                         -------   -------   -------
          Actual income tax expense                                      $ 3,868   $11,899   $ 4,918
                                                                         -------   -------   -------
                                                                         -------   -------   -------


                                                                                               1995
                                                                                             -------

     Pro forma income tax expense at statutory rate                                          $ 5,832
     State tax expense                                                                           868
     Nondeductible merger costs                                                                  938
     Change in valuation allowance                                                                 6
     Tax exempt income                                                                          (306)
     Tax credits                                                                                (305)
     Foreign sales corporation                                                                   (96)
     Foreign tax credit utilized                                                                (698)
     Foreign taxes                                                                               745
     Other                                                                                       108
                                                                                             -------
           Pro forma income tax expense                                                      $ 7,092
                                                                                             -------
                                                                                             -------


     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):

                                                                     1997           1996
                                                                   ---------      ---------
     Deferred tax assets:
     Accrued liabilities                                           $  1,890       $  1,766
        Allowance for doubtful accounts                                 693             305
        Tax credit carryforwards                                      2,053            689
        Net operating loss carryforwards                                911            201
        Deferred revenue                                              5,262          4,682
        Property and equipment, principally due to depreciation           -            607
        Purchased technology                                         16,480              -
        Other                                                             -             82
                                                                   --------       --------
           Total gross deferred tax assets                           27,289          8,332
           Deferred tax asset valuation allowance                    (2,141)          (803)
                                                                   --------       --------
           Total deferred tax assets                                 25,148          7,529

     Deferred tax liabilities:
        Cash to accrual conversion                                      761            932
        Other                                                           521              -
                                                                   --------       --------
     Net deferred tax assets                                       $ 23,866       $  6,597
                                                                   --------       --------
                                                                   --------       --------


     The Company had net operating loss carryforwards of $2,478,000 and $117,000 as of December 31, 1997, and 1996, respectively, expiring through the year 2012. For the year ended December 31, 1997, the Company had California net operating loss carryforwards of approximately $781,000, available to reduce future income subject to income taxes. If not utilized, the carryforwards will expire in 2002.

     As of December 31, 1997, the Company had foreign tax credit carryforwards of approximately $1,079,000 and minimum tax credit carryforwards of approximately $163,000 for federal income tax purposes. The Company also had research credit carryforwards of approximately $515,000 and $295,000 for federal and California purposes. Under the Tax Reform Act of 1986, the credits that can be utilized in the carryforward period may be limited in the event of certain stock ownership changes. The Company experienced such a change in 1994; therefore, its ability to utilize the carryforwards is subject to certain limitations.

     As the company generates a significant portion of its total revenue from international sales that require withholding of foreign tax, it has not been able to utilize all of its available tax credits. Accordingly, the Company has generated significant tax credit carryforwards and believes that it will generate additional carryforwards for the foreseeable future. This limitation along with the change in ownership limitations discussed above raises uncertainty regarding the realization of the tax credit carryforwards. As a result, management has established a valuation allowance for the portion of deferred tax assets related to tax credits for which realization is uncertain. The valuation allowance for deferred tax assets as of January 1, 1997 was $803,000. The net change in the total valuation allowance for the year ended December 31, 1997 was an increase of $1,338,000.

     9.   EMPLOYEE BENEFIT PLANS

     401(K) PLAN AND PROFIT SHARING

     The Company has a 401(k) retirement savings plans covering substantially all employees in the United States. Contributions are matched at the discretion of the Board of Directors. The matching contributions amounted to $1,467,000, $769,000 and $115,000 for 1997, 1996 and 1995, respectively.

     TMA had a profit sharing plan covering substantially all of its employees. Expenses related to the plan were $416,000, $183,000 and $210,000 for the years ended December 31, 1997, 1996, and 1995 respectively. For the years ended December 31, 1995 employees had the right to utilize distributions under this plan to purchase shares of the Company's common stock pursuant to the Company's 1994 Stock Purchase Plan.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company has a Qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 382,409 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. Under the Plan, the Company sold 171,000, 411,000 and 876,000 shares to employees in 1997, 1996 and 1995, respectively.

     The fair value of employee purchase rights, for purposes of SFAS No. 123 disclosure (see Note 6) was estimated using the Black-Scholes model with the following assumptions for 1997, 1996 and 1995, respectively: expected volatility of 74%, 57% and 57%, respectively, risk-free interest rates of 6.05%, 5.61% and 7.76%, respectively, and no dividend yield. The weighted average fair value of those purchase rights (including the 15% discount to the fair value of the Company's common stock) granted in 1997, 1996 and 1995 were $8.49, $8.17 and $13.25, respectively. The expected life of the employee purchase rights is fifteen months.

     1994 STOCK PURCHASE PLAN - TMA

     On January 22, 1994, the Company adopted the 1994 Stock Purchase Plan (the "1994 Plan") under which eligible employees, officers, consultants and directors of the Company may purchase shares of the Company's common stock at the discretion of the Board of Directors at a purchase price of 100% of the fair market value of the stock as determined by the Board of Directors at the time of purchase. Shares purchased under the 1994 Plan are subject to a right of repurchase by the Company at the original issuance price. This repurchase right lapses over a period of four years. On January 20, 1996, the Board of Directors increased the number of shares reserved for issuance under the 1994 Plan from 1,324,090 to 1,986,135 shares. As of December 31, 1996, the Company had issued and outstanding a total of 1,117,864 shares under the 1994 Plan of which 459,793 shares are subject to repurchase by the Company. As of December 31, 1996, there were 868,403 shares available for future sale under the 1994 Plan. As of January 31, 1998, this plan is no longer active. All TMA employees are under the Company's current employee stock purchase plan.

     10.  CONCENTRATIONS OF CREDIT RISK

     The Company maintains excess cash balances in a variety of financial instruments such as securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited-maturity fixed-income mutual funds. The Company has not experienced any material losses in any of its financial instruments.

     To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $4,980,000, $937,000 and $1,064,000 as of December 31, 1997, 1996 and 1995,
     respectively.

     11.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in one business segment, comprising the electronic design automation industry.

     The Company's export revenues are all denominated in U.S. dollars. International revenue, accounted for approximately 42%, 40%, and 39% of total revenue in the years ended December 31, 1997, 1996, and 1995, respectively. In 1997, Asian and European sales represented 33% and 9%, respectively. In 1996 and 1995, international sales were primarily in Asia.

12.  ACQUISITIONS OF TECHNOLOGY

     In each of December 1996, September 1996, October 1995 and April 1994, the Company acquired rights to certain software technology under development. As the acquired software had not reached technological feasibility at the dates of acquisition and possessed no alternative uses, it was expensed upon acquisition.

     Under the October 1995 agreement, the Company will make payments of approximately $475,000, $350,000 and $200,000 in March 1998, 1999 and 2000,
     respectively. The present value of these payments is included in accrued expenses in the accompanying consolidated balance sheets.

13.  JOINT VENTURES

     During 1997 and 1996, respectively, the Company entered into joint ventures with Maingate Electronics, KK ("Maingate") of Japan and DavanTech Co., Ltd, ("DavanTech") of Korea. The joint ventures were formed for the purpose of consolidating distribution in their respective countries. The Company has ownership of 35% and 39.6% of Maingate and DavanTech, respectively, and accounts for them using the equity method. The Company's Chairman of the Board, President and Chief Executive Officer owns 40% of Maingate and 2.6% of DavanTech. These investments are included in other assets with the Company's share of the net income of each company recorded in other income and expense.

     The Company recognizes software license revenue from these joint ventures when cash is collected from the end users, by the joint ventures. Revenues from sales to Maingate and DavanTech during 1997 were $4,778,000 and $723,000, respectively. At December 31, 1997, due from affiliates included $5,694,000 and $477,000 from Maingate and DavanTech, respectively.

14.  COMMITMENTS AND CONTINGENCIES

     CADENCE LITIGATION.

     On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against the Company and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of the Company's employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of the Company's place and route products from Cadence, and that the Company has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, the District Court stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5 million bond pending the resumption of the civil action. In an order dated May 21, 1998, the District Court continued the stay previously entered.

     In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of the Company's place and route products pending trial of the action. On March 18, 1997, the District Court granted in part and denied in part Cadence's motion for a
     preliminary injunction.    Cadence appealed the order denying a
     preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to the Company's ArcCell product, a product Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin the Company's Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if the Company's Aquarius products are determined to infringe Cadence products, the sale of Aquarius products should be enjoined.
     The Company requested a rehearing on the issue, but on November 21, 1997, the Ninth Circuit denied this request. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, ArcCell products. The injunction also barred the Company from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (The Company no longer sells or licenses ArcCell products or code). The injunction also required the Company to inform its customers of the injunction, to obtain confirmation as to whether the customers have a functioning copy of ArcCell or other such product, and to provide certain information to the court. On January 25, 1998, the District Court entered a modified preliminary injunction "to remove any implication that the Company's customers are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation." Cadence continues to claim that the Company's Aquarius products infringe Cadence's Design Framework II and the District Court is allowing Cadence to take discovery concerning the Company's Aquarius and Apollo products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of the Company's Aquarius place and route products from which the Company derives a significant portion of its total revenue. On February 28, 1998, the District Court requested an additional briefing regarding whether Aquarius should be enjoined. On May 21, 1998, the District Court entered an order denying Cadence's request to enjoin the sale of Aquarius and denying Cadence's request to lift the stay of the civil action. The District Court's May 21, 1998 order does not preclude Cadence from applying for an injunction against the sale of Aquarius on the basis that Aquarius contains code that is substantially similar to Cadence's Design Framework II or that Aquarius contains a specific protected idea from Cadence's Design Framework II. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius or Apollo products, which could have a material adverse effect on the Company's business, financial position and results of operations.

On January 16, 1996, the Company filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, the Company stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. The Company refiled its counterclaim on January 29, 1998. The District Court's May 21, 1998 order stayed the Company's counterclaims against Cadence.

The Company believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, the Company's defenses are unsuccessful, the Company may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, the Company could be preliminarily enjoined from selling its Aquarius or Apollo place and route products. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, it is likely that an adverse judgment against the Company would result in a steep decline in the market price of the Company's Common Stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information the Company presently possesses. There can be no assurance that an adverse judgement, if granted on any claim would not have a material adverse effect on the Company's business, financial position or results of operations. Furthermore, there can be no assurance that the Company's relationships with its customers and/or partners will not be adversely affected in the future as a result of the Cadence litigation.

     CRIMINAL COMPLAINT.

The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's
lawsuit, described above.     On April 11, 1997, the Santa Clara County
District Attorney filed a criminal complaint alleging felony level offenses against, among others, the Company and the following employees and/or directors of the Company, Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a former officer and former member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code Sections relating to the theft of trade secrets. The Company and the individuals above have pleaded not guilty and are awaiting further proceedings. The Company and the individual defendants have filed a motion to recuse the District Attorney's office from prosecuting the case and the District Attorney has filed a motion to recuse the Judge assigned to the case. The criminal complaint could result in criminal fines against the Company, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional shareholder litigation, loss of goodwill and would have other material adverse effects on the Company's business, financial position and results of operations.

     SILVACO LITIGATION.

In March 1993, Meta, which the Company acquired in October 1996 and which is now a wholly owned subsidiary of the Company, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to

Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of the Company's Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

In August 1997, the Superior Court entered a default judgment against Mr. Hailey for fa1ilure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied.
 On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed. The Company filed appeals on behalf of Shawn Hailey, and, on its own behalf. A default judgment in the aggregate amount of $31.4 million was entered against the Company. As required, the Company posted a bond on behalf of itself and Shawn Hailey in excess of the amount necessary to satisfy the judgment. The bond is collateralized by a $23,583,000 letter of credit.

Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco. Meta believes it has substantial appellate issues that could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on the Company's business, financial condition and results of operations.

On March 31, 1998, Silvaco Data Systems and Silvaco International, Inc. filed an additional lawsuit, against the Company and Roy Jewell, the Company's CEO Staff, Corporate Affairs and General Manager of the TCAD Business Unit, in the Superior Court of California for Santa Clara County. The complaint alleges causes of action for defamation, negligent and intentional interference with economic advantage, and unfair competition and business practices based on statements allegedly made by the Company that Silvaco claims disparaged Silvaco and its TCAD products. Silvaco is seeking $20 million in compensatory damages, punitive damages, and an injunction. The time for the Company to file a response to this complaint has not yet passed. The Company intends to defend itself vigorously against the allegations made in this litigation. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

     PESIC LITIGATION.

In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action in the Superior Court of California for Santa Clara County naming as defendants the Company (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Silvaco matter, as discussed above in the Meta and Silvaco case. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. The Company has answered the complaint, but no trial date has been set. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

     MICROUNITY LITIGATION.

On October 14, 1997, Microunity Systems Engineering, Inc. filed in the United States District Court for the Northern District of California a complaint against Precim Corporation ("Precim"). Precim was a wholly owned subsidiary of TMA, which was acquired by the Company in January, 1998. This lawsuit alleges liability for patent infringement, unfair competition, and tortious interference with prospective economic advantage. The action requests unspecified damages and an injunction against Precim. Precim has answered the complaint and filed counterclaims against Microunity seeking a declaration that the patents at issue are invalid and that Precim does not infringe. Trial has been scheduled for September 20, 1999. Precim believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Precim's defenses are unsuccessful, Precim may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

     SECURITIES CLASS ACTION CLAIMS.

On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against the Company. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against the Company for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of the Company's stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against the Company and six of its employees and/or officers. Plaintiff alleges that the Company and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. The Company moved to dismiss the Hoffman complaint for failure to state a claim, but the District Court in December 1997 denied the motion. The Court has also granted plaintiff's motion for appointment as lead plaintiff. The stay of the Margetis securities class action pending resolution of the Cadence suit will likely apply to this securities action as well.

The Company believes it has defenses to all of the securities class action claims, described above, and intends to defend itself vigorously. There can be no assurance, however, that the Company's defenses will be successful. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss, either individually or in aggregate. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the securities class action plaintiffs, and such a judgment would likely have a material adverse effect on the Company's business, financial condition and results of operations.

                                                                 Schedule II

                                 AVANT! CORPORATION
                        VALUATION AND QUALIFYING ACCOUNTS -
                          ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                   (in thousands)

                                     Balance   Additions                          Balance
                                 At Beginning   Charged                Adjust-     At End
                                   of Period   to Expense  Deductions  ments(1)  of Period
                                   ---------   ----------  ----------  --------  ---------
Year ended December 31, 1995         $  520     $  672        $128      $    -    $1,064
Year ended December 31, 1996          1,064        464         591           -       937
Year ended December 31, 1997            937      2,040         493       2,496     4,980

(1)  Compass Design Automation, Inc. balance as of 9/12/97.

Exhibit 23.1


    REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Avant! Corporation:

The audits referred to in our report dated May 22, 1998, included the related consolidated financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included herein. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-18445 and 333-43087) on Form S-3, in the registration statement (No. 333-42923) on Form S-4 and in the registration statements (Nos. 333-16981, 333-16303, 333-15159, 333-06405, 333-77196, 333-77242 and 333-53365) on Form
S-8 of Avant! Corporation of our report dated May 22, 1998, relating to the consolidated balance sheets of Avant! Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports are included herein.

                                       /s/ KPMG PEAT MARWICK LLP

Mountain View, California
June 11, 1998

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

Exhibit 23.2

                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants we hereby consent to the incorporation of our report on the December 31, 1996 consolidated financial statements of Technology Modeling Associates, Inc. dated January 24, 1997 included in this Form 8-K/A into Avant! Corporation's previously filed registration statements on Form S-3, File Nos. 33318445 and 33343087, on Form S-4, File No. 33342923,
on Form S-8, File Nos. 33316981, 33316303, 33315159, 33306405, 33377196,
33377242 and 33353365.

                                       /s/ ARTHUR ANDERSEN LLP

San Jose, California
June 8, 1998

                                       45